Filed Pursuant to Rule 424(b)
Registration No. 333-147187
PROSPECTUS

Asiarim Corporation

3,590,000 Shares of Common Stock, par value $0.001

This prospectus relates to the resale of 3,590,000 shares of common stock, par value $0.001, of Asiarim Corporation which are issued and outstanding and held by persons who are stockholders of Asiarim Corporation.

The Selling Shareholders will be offering their shares of common stock at a price of $0.02 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the filing of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See "Risk Factors" beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 7, 2007.

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PROSPECTUS SUMMARY

As used in this prospectus, references to "Asiarim", the "Company," "we," "our," or "us," refer to Asiarim Corporation, unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

Asiarim Corporation was incorporated under the laws of the State of Nevada on June 15, 2007. We intend to provide business consulting services to "small to medium" sized companies having annual revenues ranging from $10,000 to $2,500,000. The Company also provides a range of electronic document conversion (EDGARizing) service for public companies and individuals that need to file periodically with the SEC EDGAR system.

We are a development stage company. Since our incorporation, we have managed to generate revenue of $1,432 in August 2007. Our operations have been limited to organizational, start-up, and fund raising activities. We currently have no employees other than the officer, who is also the director.

Our office address is located at Flat 16, Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong, and our telephone number is +011 852-3171-1209 Ext. 220. Our website address is www.asiarim.net. It is still under construction.

The Offering
Securities offered:	3,590,000 shares of common stock

Offering price :	$0.02 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	11,000,000

Shares outstanding after offering:	11,000,000

Market for the common shares:

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information
For The Period
June 15, 2007
(Inception) To
September 30, 2007
------------------------------
Statement of Operations Data:

Revenues	$1,432

Net Loss	$(16,317)

Net Loss Per Common Share - Basic and Diluted	$(0.0014)

Weighted Average Common Shares Outstanding -
Basic and Diluted	11,000,000

September 30, 2007
Balance Sheet Data:

Working Capital	$3,683

Total Assets	$5,683

Stockholders' Equity	$3,683

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We were established on June 15, 2007 and have no operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no substantial revenue and one client to date. Our operations to date have been focused on organizational, start-up, and fund raising activities. As a development stage company, the Company is a highly speculative venture involving significant financial risk. It is uncertain as to when the Company will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

We expect losses in the future because we have no substantial revenue.

We expect to incur losses over the next twelve months because we do not yet have any substantial revenues to offset the expenses associated with the development and the marketing of our of our consulting services. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, we had a net loss of approximately $16,317 for the period from June 15, 2007 (inception) to September 30, 2007. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period June 15, 2007 (inception) to September 30, 2007. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We are heavily dependent on contracted third parties and upon our director and officer, Mr. HO Te Hwai. The loss of our director and officer, or the inability to contract qualified third parties, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Mr. HO Te Hwai, whose knowledge and leadership would be difficult to replace. Our success is also heavily dependent on our ability to retain and attract experienced consultants. Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an "as needed" basis. We do not currently have any consulting agreements in place with consultants under which we can ensure that we will have sufficient expertise to perform services for our clients. We do not maintain any key person insurance on Mr. HO. If we were to lose his service, our ability to execute our business plan would be harmed, and we may be forced to cease operations until such time as we could hire suitable replacements.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

Cash on hand is sufficient to fund the approximately $3,500 we anticipate to incur in operating expenses associated with the development of our website and our proposed marketing program for the next twelve months. If our expenses over the next twelve months exceed such amount, we may need to raise additional funds to pay for such additional expenses. We will also require substantial additional capital for the period beyond the next twelve months to operate our businesses, as described below in the section entitled "Description of Business." Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

We have not had any significant revenues since our inception. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

We may not be able to compete with current and potential business consulting companies, some of whom have greater resources and experience than we do.

The business consulting market is intensely competitive, highly fragmented and subject to rapid change. We do not have the resources to compete with our existing competitors or with any new competitors. We compete with many consulting companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business as we may never be able to develop clients for our services.

If the Company is deemed to be an "investment company," the Company may be required to institute burdensome compliance requirements and the Company's activities may be restricted.

The Investment Company Act of 1940 (the "Investment Company Act") defines an "investment company" as an issuer which is, or holds itself out as, being engaged primarily in the business of investing, reinvesting or trading of securities. We do not intend to engage in such activities; however, as compensation for our services we render to our clients, our clients may issue to us equity securities, including common stock or preferred stock. As a result, we may obtain a minority interest in a number of enterprises, thereby possibly subjecting us to regulations under the Investment Company Act.

Such regulations would impose numerous restrictions on the Company, including restrictions on the nature of the Company's investments and restrictions on the issuance of securities, which may make it difficult for us to obtain additional financing. In addition, we may have imposed upon us burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations. We would incur significant registration and compliance costs if required to register under the Investment Company Act. Although we do not believe that our anticipated principal activities will subject our Company to the Investment Company Act, we will continue to review our activities from time to time with a view toward reducing the likelihood we could be classified as an investment company.

Because we do not have an audit or compensation committee, shareholders will have to rely on our director, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our director. Thus, there is a potential conflict of interest in that our director and officer have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

We may face damage to our professional reputation or legal liability if our future clients are not satisfied with our services. In case, it is unlikely that we will be able to obtain future engagements. If we are unable to obtain engagements, investors are likely to lose their entire investment.

As a consulting service firm, we depend and will continue to depend to a large extent on referrals and new engagements from our clients as we will attempt to establish a reputation for high-caliber professional services and integrity to attract and retain clients. As a result, if a client is not satisfied with our services or products, such lack of satisfaction may be more damaging to our business than it may be to other businesses. Moreover, if we fail to meet our obligations, we could be subject to legal liability or loss of client relationships. Our engagements will typically include provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. Accordingly, no assurances can be given that we will retain clients in the foreseeable future.

Our future engagements with clients may not be profitable. If we are unable to generate positive cash flow from our engagements, we will be unable to satisfy our obligations on a timely basis. If that happens, investors are likely to lose their entire investment.

When making proposals for engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment as to the amount of time that will be required to complete an engagement. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these engagements less profitable or unprofitable, which would have an adverse effect on our profit margin. In addition, as consultants, a client will typically retain us on an engagement-by-engagement basis, rather than under long-term contracts, and a substantial majority of our contracts and engagements may be terminated by the client with short notice and generally without significant penalty. Furthermore, because large client engagements may involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of an engagement or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.

We may be more adversely affected by a weak economy than companies in other industries because engaging consultants is a highly discretionary decision by clients. If we do not obtain engagements because of an adverse economy, we may be unable to generate sufficient cash flow to meet our obligations on a timely basis. If that happens, investors are likely to lose their entire investment.

Engaging consultants is a highly discretionary decision by clients. As such, we are impacted more quickly by economic conditions and perceptions of economic trends than many other types of businesses. If the economy is weak, companies may be unwilling or unable to undertake significant amounts of consulting work. If corporate demand for our services is weak, we may be unable to obtain profitable engagements.

Risks Relating To Our Common Shares

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 75,000,000 shares of common stock, of which 11,000,000 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person's account for transactions in penny stocks; and
*	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
*	obtain financial information and investment experience objectives of the person; and
*

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:
*	sets forth the basis on which the broker or dealer made the suitability determination; and
*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD Over The Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Risks related to doing business in China

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with certain of our affiliated Chinese entities. We are considered foreign persons or foreign invested enterprises under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of consulting companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current and future operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the conversion of RMB to foreign currencies and, in certain cases, the remittance of currencies out of China. As our consulting business expands, we expect to derive an increasing percentage of our revenues in RMB. Under our new structure in the future when we set up a subsidiary company in China, we expect our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required when RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our demands, we may not be able to pay dividends in foreign currencies to our stockholders, including holders of our common stock.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and significant appreciation of the RMB against the U.S. dollar. As our consulting business continues to grow, a greater portion of our revenues and costs will be denominated in RMB, while a significant portion of our financial assets may be denominated in U.S. dollars. We expect to rely significantly on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS, Avian Flu or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other governmental regulations adopted in response may require temporary closure of our business operations, or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

THE OFFERING

This prospectus relates to the resale by certain Selling Shareholders of the Company of up to 3,590,000 shares of our common stock. Such shares were offered and sold by us at a purchase price of $ 0.001 per share and $0.01 per share to the Selling Shareholders in private placements conducted on and about June 20, 2007 and July 15, 2007, respectively, to the Selling Shareholders pursuant to the exemptions from registration under the Securities Act provided by Regulations S of the Securities Act.

The Selling Shareholders will be offering the shares of common stock being covered by this prospectus at a price of $0.02 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the Selling Shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The Selling Shareholders will be offering the shares of common stock being covered by this prospectus at a price of $0.02 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the Over The Counter Bulletin Board (OTCBB) after the filing of the registration statement relating to this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

Asiarim Corporation, a Nevada Corporation, was formed on June 15, 2007. We are a development stage company, which have generated a modest revenue of $1,432 to date. We were formed to be a business consulting firm with a mission to provide business consulting services (i.e. strategic business planning and management consulting, etc.) to small domestic companies as well as to assist "small to medium" sized companies in the Asia Pacific Region, particularly in China, to establish a business presence in the United States. The Company also provides a range of electronic document conversion (EDGARizing) service for companies and individuals that need to file periodically with the SEC EDGAR system.

Consulting Service
In general, our work and planned work is in two categories:
Companies in North America

Our target market for companies located in North America is very small to medium sized companies. We will not concentrate on any particular industry or limit ourselves to any geographic area. If necessary, we will team with other consultants if an engagement requires knowledge or resources that we do not have.

We will work with these companies in several areas:
*	Establish or modify a basic business plan;
*	Assist in developing a basic accounting system;
*	Develop a cost effective strategy to accomplish operating requirements;
*	Develop effective arrangements with vendors/subcontractors;
*	Assist in establishing a Web site and effective use of the Internet; and
*	Plan an advertising campaign.
We will seek North American clients from leads developed and referred from contacts of our President.

Companies in the Asia Pacific Region

We will seek clients through the business contacts of our President in the Asia Pacific Region (i.e. China, Hong Kong and Singapore, etc.). Our emphasis will be to assist these clients to establish an effective business presence in the United States so that they will be in a position to avail themselves of consumer and financial markets. In most cases, we are and will be a part of a team of independent contractors which, in total, can provide a wide range of services and knowledge to these clients. The team includes nationals from the native country to develop language and social comfort to the client.

Our portion of the work will generally be to help clients clearly identify the goals that they want to achieve, assist them in establishing a budget to accomplish the identified tasks and then identify a team of experts to assist in the project. Throughout the project, we coordinate the efforts of team members, many of which we have identified and recommended to the client, and to keep all parties involved aware of the project's status. Our fees are earned by functioning in a team coordinator/leader role on these engagements in a manner similar to a general contractor.

We will earn revenues by charging our clients a consulting fee. The amount of our consulting fee and the terms of its payment will be negotiated with each client and will depend upon our agreement reached with each client. Accordingly, our consulting fees may differ from client to client, depending on the range and difficulty of the services provided to our client and other relevant factors. Additionally, our consulting fee may be charged as an hourly fee or as a flat fee per project. Generally, our consulting fee will be paid in cash or by check, but we may also accept payment of our consulting fee by the issuance to us of securities of our client, including common stock or preferred stock.

Edgar Filing Service

Asiarim also provides US Securities and Exchange Commission (SEC) EDGAR document conversion (EDGARizing) service for companies and individuals that are required to submit periodical filings with the SEC EDGAR system.

We will strive to offer our clients the most technological EDGAR filing methods available. Our EDGAR Filing Service will provide complete EDGAR conversion services and is available 24 hours a day, 7 days a week. We will offer all aspects of EDGAR I and II (ASCII & HTML) conversion and filings. We will market our service by word of mouth or on our website at www.asiarim.net.

We earn our revenues in accordance with our pre-set price schedule which is posted in our website. Our pricing is based on the usual market practice and we believe it is very competitive in the industry. Generally, our fee will be paid in cash or by check. Going forward, we will need to set up an online payment gateway to accept credit cards and debit cards, and payment gateways such as PAYPAL on our website.

Principal Markets and Marketing Strategy

We are currently developing a website, which will initially be used for marketing our EDGAR filing services. We have secured a URL address on the World Wide Web at www.asiarim.net. We anticipate that the website will be expanded to also promote our business consulting service and provide advice and information to small to medium size businesses in a community based format as well as offer users free information on current trends and events. We intend to develop our website to expand our services to provide assistance with business services and to provide information with respect to product development strategies, marketing strategies and risk management. We believe that the website could be developed to allow users to interact with other small businesses to obtain advice and services from other entrepreneurs. Our objective is to complete development of our website by January 2008, subject to available resources.

Our primary target market consists of small to medium sized companies, which have annual sales ranging from $10,000 to $2,500,000. We anticipate that we will market and promote our website on the Internet. Our marketing strategy is to promote our services and products and attract clients to our website. Our marketing initiatives are intended to include the following:

*	utilizing direct-response print advertisements placed primarily in small business, magazines and special interest magazines;
*	links to industry focused websites;
*	presence at industry tradeshows; and
*	entering into relationships with other website providers to increase access to Internet business consumers.

Key elements of our growth strategy include the following:
*	create awareness of our services;
*	develop our website;
*	develop relationships with clients; and
*	provide additional services for clients such as incorporation and translation services.

Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an "as needed" basis.

We do not have sufficient capital to operate our business and will require additional funding to sustain operations through the next twelve months. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our offices are currently located at Flat 16, Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong.
Competition

The business consulting services industry is highly fragmented and competitive with limited barriers to entry. We believe that there are numerous firms that compete with us in our market, including small or single-office firms. Among those competitors, we rank near the bottom of the small or single-office firms because our operations are small. We believe that our primary competitors include small or single-office firms.

While we compete with traditional providers of business consulting services, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing websites which will compete with the products developed and offered by us. Many of these competitors have greater financial and other resources, and more experience in research and development, than we have.

We believe that the most important competitive factors in obtaining and retaining our targeted clients are an understanding of a customer's specific job requirements, the ability to provide qualified consultants in a timely manner and the quality and price of services. We expect ongoing vigorous competition and pricing pressure from national, regional and local providers. We cannot guarantee that we will be able to obtain market share or profitability.

Government Regulation

In general, our consulting activities are not subject to licensing or other regulatory requirements. We are subject to federal, state and local laws and regulations applicable to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity and will remain in conformity with all applicable laws in all relevant jurisdictions.

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by Mr. HO Te Hwai, our President, Treasurer, Secretary and Director.

DESCRIPTION OF PROPERTY

The Company leased an office at Flat 16, is Yang Building, 271 Lockhart Road, Wanchai, Hong Kong. The term of the lease of the office is 6 months. The office space is approximately 300 square feet.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Plan of Operation

We have not had any major revenues since our inception and are still considered as a development stage company. Over the next twelve months, we intend to continue our marketing efforts to promote our consulting services to small to medium sized companies in North America and in the Asia Pacific Region, including to assist companies to establish a business presence in the United States. Moreover, we will work with and as a part of a group of other independent consultants in engagements involving our clients.

Our marketing strategy will be to promote our services and products on our website. To such end, we will first focus on developing our website. We have secured a URL address on the World Wide Web at www.asiarim.net but have not yet completed the full development of the website. At present, our website only markets our Edgar filing service and we anticipate that the website will be expanded to promote our business consulting service to small-to-medium sized companies as well as offer users free information on current trends and events. We intend to develop our website to expand our services to provide assistance with business services and to provide information with respect to product development strategies, marketing strategies and risk management. Our objective is to complete development of our website by early 2008 subject to available resources.

Our other marketing initiatives will include the following: placement of print advertisements in small business magazines and special interest magazines; placement of advertisements and links to our website in industry focused websites; promoting our services at industry tradeshows; and entering into relationships with other website providers to increase access to Internet business consumers.

Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an "as needed" basis.
Results of Operations

For the period from June 15, 2007 (inception) to September 30, 2007, we had generated $1,432 in revenue from our Edgar filing service. The Company incurred operating expenses of $17,749 resulting in a net loss of $16,317.

Capital Resources and Liquidity

As of September 30, 2007, we had approximately $4,251 in cash and $1,432 in trade receivable for a total assets of $5,683. In addition, the Company had a accrued liabilities of $2,000 at September 30, 2007.

We do not have sufficient resources to effectuate our business. We expect to incur a minimum of $10,000 in expenses during the next twelve months of operations. We estimate that this will be comprised of the following expenses: $3,000 in website development; $3,000 in other marketing expenses; and $4,000 in general overhead expenses such as for salaries, corporate legal and accounting fees, office overhead and general working capital.

Our auditors have indicated that we will have to raise the funds to pay for these expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

HO Te Hwai Flat 16, Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	46	President, Treasurer, Secretary, and Director

Officer and Director Background

Mr. HO Te Hwai (Cecil): Mr. HO is the founder of Asiarim Corporation and has acted as our President, Treasurer, Secretary and Director since our inception on June 15, 2007. He was appointed as Chief Financial Officer and Chief Executive Officer and Principal Accounting Officer on June 18, 2007. Mr. HO has been working as the Director and/or Chief financial Officer for several listed companies in Hong Kong for the past 5 years. During this time, he has been involved in all aspects of the operation including marketing, sales and financial of these Hong Kong listed companies. Mr. HO has a Bachelor of Commerce degree from University of British Columbia.

No director or officer of the Company has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company's officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company's subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Mr. HO, the only director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert
Our principal independent accountant is Albert Wong & Co., CPA.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a "financial expert" on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on June 15, 2007, we have not paid any compensation to our directors or officers in consideration for their services rendered to our Company in their capacity as such. We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans.

Long Term Compensation
		Annual Compensation			Awards		Payouts
				Other	Restricted	Securities
	Year			Annual	Stock	Underlying	LTIP
Name and	Ended	Salary	Bonus	Compensation	Award(s)	Options/	Payouts	All Other
Principal Position	Sep 30	($)	($)	($)	($)	SARs (#)	($)	Compensation ($)

Mr. HO Te Hwai *	2007	-	-	-	-	-	-	-

* Mr. Ho Te Hwai is President, Chief Executive Officer and Director of Asiarim.
Since our incorporation on June 15, 2007, no stock options or stock appreciation rights were granted to any of our directors or executive officers. We have no equity incentive plans.
Outstanding Equity Awards
Since June 15, 2007, none of our director or executive officer has hold unexercised options, stock that had not vested, or equity incentive plan awards.
Compensation of Director
Since our incorporation on June 15, 2007, no compensation has been paid to any of our director in consideration for his services rendered in their capacity as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of September 30, 2007, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 11,000,000 shares of our common stock issued and outstanding as of September 30, 2007. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name and Address of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Mr. HO Te Hwai	Common	4,500,000	40.9%
Hong Kong, China

Directors and Officers as a Group (1 person)	Common	4,500,000	40.9%

Mr. KU Sau Shan Hong Kong, China	Common	2,910,000	26.4%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 20, 2007, we issued 4,500,000 shares of our common stock to Mr. HO Te Hwai, our President, Treasurer, Secretary and Director, in consideration for the payment of $4,500. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of October 30, 2007, by the Selling Shareholders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the Selling Shareholders at a purchase price of $0.001 per share and $0.01 per share in private placements made in June 20, 2007 and July 15, 2007, respectively, pursuant to the exemptions from the registration under the Securities Act provided by S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 11,000,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

	Common Shares	Number of Shares Offered		Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
Name of Selling ShareHolder	owned by the Selling Security Holder	by Selling Security Holder	% of Class	# of Shares	% of Class

Simple Securities Limited	545,000	545,000	4.95	0	0
Crescentia TUNG	10,000	10,000	0.1	0	0
YEUNG Yuen Ling	10,000	10,000	0.1	0	0
NG Wan Yuen Irene	10,000	10,000	0.1	0	0
Sultana UNERKOV	10,000	10,000	0.1	0	0
Paul UNERKOV	10,000	10,000	0.1	0	0
Marisa UNERKOV	10,000	10,000	0.1	0	0
Stephen UNERKOV	10,000	10,000	0.1	0	0
Sandra UNERKOV	10,000	10,000	0.1	0	0
Charles WANG	10,000	10,000	0.1	0	0
Helen LEUNG	10,000	10,000	0.1	0	0
Emily WONG	105,000	105,000	1.0	0	0
Michael BOSNAKIS	10,000	10,000	0.1	0	0
Lee-Anne BOSNAKIS	10,000	10,000	0.1	0	0

Dennis CHAN	10,000	10,000	0.1	0	0
Darren HO	100,000	100,000	0.9	0	0
Ben HO	100,000	100,000	0.9	0	0
Loui KOTSOPOULOS	10,000	10,000	0.1	0	0
Norman KOTSOPOULOS	10,000	10,000	0.1	0	0
Tony BILDE	10,000	10,000	0.1	0	0
Viyeca WONG	10,000	10,000	0.1	0	0
Judy LEE	10,000	10,000	0.1	0	0
Susan SIU	10,000	10,000	0.1	0	0
Cybersonic Industries Limited	545,000	545,000	4.95	0	0
Chrissy WONG	10,000	10,000	0.1	0	0
Jackson TANG	10,000	10,000	0.1	0	0
Con ATHANASSIOU	10,000	10,000	0.1	0	0
Emmanuel MORRIS	10,000	10,000	0.1	0	0
LIU Sha Sara	10,000	10,000	0.1	0	0
KWONG Yat Leung	10,000	10,000	0.1	0	0
KWONG Kiu Tai	10,000	10,000	0.1	0	0
Peter KWONG	10,000	10,000	0.1	0	0
HUNG Kwok Ping Godfrey	545,000	545,000	4.95	0	0
James CHRYSSAFIS	10,000	10,000	0.1	0	0
LI Hang	10,000	10,000	0.1	0	0
Steve KWONG	10,000	10,000	0.1	0	0
Yoko INOUE	10,000	10,000	0.1	0	0
XU Xiong	10,000	10,000	0.1	0	0
KWONG David	10,000	10,000	0.1	0	0
KWONG Vera Hung	10,000	10,000	0.1	0	0
Edmund TO	10,000	10,000	0.1	0	0
KWAN Ming	10,000	10,000	0.1	0	0
KU Sau Cheung	285,000	285,000	2.5	0	0
HE Ning	10,000	10,000	0.1	0	0
ZHANG Yonghui	10,000	10,000	0.1	0	0
Calvin HUI	10,000	10,000	0.1	0	0
Wong HUI	545,000	545,000	4.95	0	0
HUI Wai Man Matthew	10,000	10,000	0.1	0	0
LAM Fung Chu Karen	10,000	10,000	0.1	0	0
Peter UNERKOV	410,000	410,000	3.73	0	0

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 11,000,000 shares of common stock issued and outstanding as of October 31, 2007.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
------------------------------------------	--------------------
Accounting fees and expenses*	$8,000

SEC registration fee	2.20

Legal fees *	2,500

Other expenses*	9,497.80
--------------------
Total	$20,000
==========
*Estimated Expenses.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. The Selling Shareholders will be offering our shares of common stock at a price of $0.02 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The Selling Shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Shareholders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a Selling Shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholder if such broker-dealer is unable to sell the shares on behalf of the Selling Shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders
As of October 31, 2007, there were 11,000,000 common shares issued and outstanding, which were held by 52 stockholders of record.
Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1)	is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and
(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.001, of which 11,000,000 shares are issued and outstanding as of October 31, 2007. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock
There are no preferred stock authorized to be issued.
Warrants and Options
Currently, there are no warrants, options or other convertible securities outstanding.

LEGAL MATTERS

Joseph I. Emas, Attorney At Law, has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Albert Wong & Co., CPA, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Albert Wong & Co., CPA, is our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

ASIARIM CORPORATION
(A DEVELOPMENT STAGE COMPANY)

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS
7 Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

To the Stockholders and Board of Directors Asiarim Corporation
Independent Auditor's Report

We have audited the accompanying balance sheet of Asiarim Corporation (a development stage company) as of September 30, 2007 and the related statements of operations, changes in stockholders' equity and cash flows for the period from June 15, 2007 (inception) to September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Asiarim Corporation (a development stage company) as of September 30, 2007 and the results of its operations and its cash flows for the period from June 15, 2007 (inception) to September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated deficit of $16,317 including net losses of $16,317 for the period from June 15, 2007 (date of inception) to September 30, 2007. These factors as discussed in Note 2 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Albert Wong & Co.
------------------------------------
Hong Kong	Albert Wong & Co.
October 24, 2007	Certified Public Accountants

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)

ASSETS
	Note
Current assets :
Cash and cash equivalents
		$4,251
Account receivable
		1,432
		-------------------
Total assets		$5,683
		==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities :
Accrued expenses
		$2,000
		-------------------
Total current liabilities
		2,000

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized

11,000,000 shares issued and outstanding
	4	11,000
Additional Paid-In Capital
	4	9,000
Deficit accumulated during development stage
		(16.317)
		-------------------
Total stockholders' equity
		3,683
		-------------------
Total liabilities and stockholders' equity		$5,683
		==========

See accompanying notes to financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) STATEMENT OF OPERATIONS FOR THE PERIOD FROM JUNE 15, 2007 (INCEPTION) TO SEPTEMBER 30, 2007 (Stated in US Dollars)

For the Period
from June 15, 2007
(inception) to
September 30, 2007
--------------------------
Net revenue	$ 1,432

Cost of revenue	-
--------------------------
Gross profit	1,432

Selling, general and administrative expense	17,749
--------------------------
Loss from operations	(16,317)

Other expense
Interest expense	-
--------------------------
Net loss	$ (16,317)
=============
Weighted average number of shares -
basic and diluted	11,000,000
=============
Loss per share - basic and diluted	$ (0.00)
=============

*Basic and diluted weighted average number of shares is the same since the Company does not have any dilutive securities.

See accompanying notes to financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIOD FROM JUNE 15, 2007 (INCEPTION) TO SEPTEMBER 30, 2007 (Stated in US Dollars)
					Deficit
					accumulated
	Common stock		Additional		during the	Total
	--------------------------		paid-in	Deferred	development	stockholders'
	Shares	Amount	capital	compensation	stage	equity (deficit)
	----------------	----------------	----------------	--------------------	----------------	---------------------
Balance at June 15, 2007	-	$ -	$ -	$ -	$ -	$ -
(inception)

Issuance of founder shares for
cash at $0.001 per share -
June 20, 2007	10,000,000	10,000	-	-	-	10,000

Sale of shares for cash at $0.01 per share - July 15, 2007	1,000,000	1,000	9,000	-	-	10,000

Net loss	-	-	-	-	(16,317)	(16,317)
	-----------------	----------------	----------------	----------------	----------------	----------------
Balance at September 30, 2007	11,000,000	$ 11,000	$ 9,000	$ -	$ (16,317)	$ 3,683
	========	========	========	========	========	========

See accompanying notes to financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JUNE 15,2007 (INCEPTION) TO SEPTEMBER 30, 2007 (Stated in US Dollars)

For the period from June 15, 2007 (inception) to September 30, 2007
----------------------------

Cash flows from operating activities:
Net loss	$ (16,317)
Increase in assets:
Account receivable	1,432
Increase in liabilities:
Accrued expenses	2,000
------------------------
Net cash used in operating activities	(15,749)
------------------------
Cash flows from financing activities:
Issuance of common stock	20,000
------------------------
Net cash provided by financing activities	20,000
------------------------
Net increase in cash and cash equivalents	4,251

Cash and cash equivalents, beginning	-
------------------------
Cash and cash equivalents, ending	$ 4,251
============

Supplemental disclosure of cash flow information:
Interest paid	$ -
============
Income taxes paid	$ -
============

See accompanying notes to financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
1	ORGANIZATION

Asiarim Corporation (the "Company") is a Nevada corporation, incorporated on June 15, 2007. The Company is currently a development stage enterprise, as defined by Statement of Financial Accounting Standard ("SFAS") NO. 7 "Accounting and Reporting for Enterprises in the Development Stage". The Company's office is located in Hong Kong, China and its principal business is to provide business consulting services.

As of September 30, 2007, the Company has commenced its operations in the business consulting services and has recorded minimal revenue. The Company has an operational office in Hong Kong.
2	UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not generated significant revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.

As of September 30, 2007, the Company has generated modest revenue and has incurred an accumulated deficit since inception totaling $16,317 at September 30, 2007 and its current assets exceed its current liabilities by $3,683. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors noted above raise substantial doubts regarding the Company's ability to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 3,590,000 share of common stock for sale by certain selling shareholders at $0.02 per share for gross proceeds of $71,800. The Company will not receive any proceeds with respect to the resale of shares held by existing shareholders.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS
Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principals generally accepted in the United States, and are expressed in U.S. dollars. The Company's fiscal year end is September 30.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128. "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per Share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. IN computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate are carrying values of such amounts.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS (CONTINUED)
Cash and Cash Equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.
Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") NO. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) NO.00-2, "Accounting for Website Development Costs".

Costs associated with the website consist primarily of website development costs paid to third party. These capitalized costs will be amortized based on their estimated useful life over three years upon the website becoming operational. Internal costs related to the development of website content will be charged to operations as incurred.

Income Tax

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS (CONTINUED)
Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS no. 52 "Foreign Currency Translation" using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Hong Kong dollars. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Stock-based compensation

SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock. The Company has not issued any stock or share based payments since its inception.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Valuation of shares for services is based on the estimated fair market value of the services performed.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS (CONTINUED)
Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Revenue Recognition

The Company recognizes its revenue in accordance with the Securities and Exchange Commissions ("SEC") Staff Accounting Bulletin No.104, "Revenue Recognition in Financial Statements" ("SAB104"). Revenue is recognized upon shipment, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable and collection of the related receivable is reasonably assured. Revenue is recorded net of estimated product returns, which is based upon the Company's return policy, sales agreements, management estimates of potential future product returns related to current period revenue, current economic trends, changes in customer composition and historical experience.

Recent Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Integration No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. Fin 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effectively for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial condition.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS (CONTINUED)
Recent Pronouncements (Continued)

FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In May 2005, the FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not impact the consolidated financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS (CONTINUED)
Recent Pronouncements (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards("SFAS") No. 157, "Fair Value Measurements," or SFAS 157, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards ("SFAS") 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115," or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the Company's fiscal year beginning on October 1, 2008. The Company's management is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 159 will have on its financial statements upon adoption.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, or SAB 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. We do not expect that the adoption of SAB 108 would have a material effect on our consolidated financial statements.

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)

4	COMMON STOCK

On June 20, 2007, the Company issued 10,000,000 shares of the Company at $0.001 per share for cash proceeds of $10,000, of which 4,500,000 shares were issued to the President of the Company for $4,500.

On July 15, 2007, the Company issued 1,000,000 shares of the Company at $0.01 per share for cash proceeds of $10,000.
5	RELATED COMPANY TRANSACTIONS

During the period ended September 30, 2007, the Director subscribed for 4,500,000 shares in the Company at $0.001 per share for a total amount of $4,500. The President did not receive any remuneration for his service from the Company.

6	INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $16,317, which commence expiring in 2025. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company is subject to United States income taxes at an approximately rate of 35%. The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company's income tax expense is as follows.

September 30
2007
$

Net Loss	16,317
Expected Statutory Tax Rate	35%
----------------------
5,711
Valuation Allowance	(5,711)
----------------------
Income Tax expense (recovery)	-
===========

ASIARIM CORPORATION (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2007 (Stated in US Dollars)
6	INCOME TAXES (CONTINUED)
Significant components of the Company's deferred tax assets as of September 30, 2007 are as follows:
$
US net operating loss carryforwards	5,711
Valuation Allowance	(5,711)
---------------------
Net Deferred Tax Assets	-
==========